COMDIAL CORPORATION AND SUBSIDIARIES
								             EXHIBIT 11

SCHEDULE OF COMPUTATION OF EARNINGS PER COMMON SHARE

(Dollars in thousands except share amounts)
					          Three Months Ended    Nine Months Ended
					          Oct. 3,   Sept. 27,   Oct. 3,  Sept. 27,
                                         1999       1998       1999      1998
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BASIC
Net income applicable to
   common shares:                       $1,834   $11,854      $3,513   $15,551

Weighted average number of common
  shares outstanding during
  the period                         8,936,170 8,816,560   8,909,727 8,776,739
Add - Deferred and contingency
  shares                                14,000    29,232      36,259    37,634
  Weighted average number of shares
  used in calculation of basic
  earnings per common share          8,950,170 8,845,792   8,945,986 8,814,373


Basic earnings per common shares         $0.20     $1.34       $0.39     $1.76
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DILUTED

Net income applicable to common
  shares - basic                        $1,834   $11,854      $3,513   $15,551
Weighted average number of shares
  used in calculation of basic
  earnings per common share          8,950,170 8,845,792   8,945,986 8,814,373
Add incremental shares representing:
  Shares issuable based on
    weighted average price:
      Stock options                     41,783   223,554      41,399   259,107

Weighted average number of shares
  used in calculation of diluted
  earnings per common share          8,991,953 9,069,346   8,987,385 9,073,480

Diluted earnings per common share        $0.20     $1.31       $0.39     $1.71
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